Exhibit 99.1

THE LGL GROUP, INC. REPORTS Third QUARTER 2025 RESULTS

•	Continue to develop emerging opportunities with P3 Logistics and MGHL transaction
•	Cash and cash equivalents and marketable securities were $41.6 million as of September 30, 2025
•	Book value per share was $7.75 as of September 30, 2025
•	Returned $366,000 of capital to shareholders through share repurchases

ORLANDO, FL. – November 13, 2025 – The LGL Group, Inc. (NYSE American: LGL) ("LGL," "LGL Group," or the "Company") announced today its financial results for the third quarter ended September 30, 2025.

	As of and Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
U.S. GAAP Financial Measures
Revenues	$1,108	$1,179	-6.0%	$2,950	$3,135	-5.9%
Gross margin	52.8%	43.4%	21.7%	53.9%	50.0%	7.8%
Net income	$772	$72	972.2%	$715	$230	210.9%
Net income per diluted share	$0.14	$0.01	949.9%	$0.13	$0.04	203.5%

Consolidated Results

Third quarter 2025 net income available to LGL Group common stockholders was $772,000, or $0.14 per diluted share, compared with $72,000, or $0.01 per diluted share, in the third quarter of 2024. The increase was primarily due to:

•	lower Manufacturing cost of sales reflecting sales of lower-cost products; and
•	an income tax benefit related to the reversal of a previously recorded uncertain tax position from tax year 2021 as the statute of limitations expired for the related matter.

The increase was partially offset by lower Net investment income driven by lower yields on investments in United States Treasury money market funds.

Gross Margin

Gross margin increased to 52.8% for the three months ended September 30, 2025 compared to 43.4% for the three months ended September 30, 2024. The increase was primarily due to sales of higher margin products.

Fiscal year to date 2025 net income available to LGL Group common stockholders was $715,000, or $0.13 per diluted share, compared with $230,000, or $0.04 per diluted share, in 2024. The increase was primarily due to:

•	higher Net sales driven by higher product shipments;
•	lower Manufacturing cost of sales reflecting sales of lower-cost products; and
•	an income tax benefit related to the reversal of a previously recorded uncertain tax position from tax year 2021 as the statute of limitations expired for the related matter.

The increase was partially offset by:

•	lower Net investment income driven by lower yields on investments in United States Treasury money market funds; and
•	higher Engineering, selling and administrative driven by higher professional service fees and employee-related costs.

Gross Margin

Gross margin increased to 53.9% for the nine months ended September 30, 2025 compared to 50.0% for the nine months ended September 30, 2024 reflecting sales of higher margin products.

Backlog

As of September 30, 2025, our order backlog was $776,000, an increase of $440,000 from $336,000 as of December 31, 2024 and an increase of $271,000 from $505,000 as of September 30, 2024. The backlog of unfilled orders includes amounts based on signed contracts, which we have determined are firm orders likely to be fulfilled primarily in the next 12 months but most of the backlog will ship in the next 90 days.

Liquidity

Our working capital metrics were as follows:

(in thousands)	September 30, 2025	December 31, 2024
Current assets	$42,846	$42,642
Less: Current liabilities	1,081	904
Working capital	$41,765	$41,738

As of September 30, 2025, LGL Group had investments (classified within Cash and cash equivalents and Marketable securities) with a fair value of $41.6 million, of which $25.4 million was held within the Merchant Investment business.

Warrants to Purchase Common Stock

LGL Group's warrants are exercisable through Tuesday December 9, 2025 and contain the following terms:

•	Five (5) warrants to purchase one (1) share of common stock;
•	Common stock can be purchased at a strike price of $4.75 per share;
•

Over-subscription privilege now available to warrant holders that allows warrant holders to subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised Warrants; and

•	No fractional shares will be issued.

Further information concerning how to exercise LGL Group warrants can be found on the Warrant FAQ page of the Company's website at www.lglgroup.com/WarrantFAQ.

To date, approximately 179,000 shares have been issued from the exercise of warrants.

Share Repurchases

In the third quarter of 2025, LGL Group returned approximately $366,000 to stockholders through the share repurchase program, representing approximately 51,463 shares.

Strategic Initiatives

P3 Logistic Solutions LLC

P3 Logistic Solutions LLC ("P3") continued its transition from research and development to commercialization in Q3 2025, advancing edge-computing hardware to strategic partners in the agriculture and industrial sectors. The platform’s integration of real-time sensor data and AI analytics is expected to continue field trials into Q1 2026.

Morgan Group Holding Co.

LGL Group's strategic acquisition of Morgan Group Holding Co. ("MGHL") (OTC Pink: MGHL) continues to progress. As previously announced in April 2025, LGL Group entered into an amended and restated subscription agreement to purchase, via a private placement, 1,000,000 newly issued shares of Morgan Group Holding Co. ("MGHL") common stock for $2.00 per share.

MGHL, through its wholly owned subsidiary, G.research, LLC ("G.R"), provides brokerage, underwriting, and institutional research services. G.R is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA"). G.R has over $5.0 billion of private client assets held in over 1,000 accounts. G.R also sponsors a series of industry-focused investment conferences featuring leading public and private companies in sectors with a high degree of investor interest. The conferences cover important sectors, including automotive and aerospace and defense. MGHL will continue to trade as an independently listed company with its own set of shareholders.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL Group was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL Group common stock and warrants are traded on the NYSE American under the symbols "LGL" and "LGL WS," respectively.

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various business in the precision engineering, manufacturing, and services sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to LGL Group, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by LGL Group with the Securities and Exchange Commission ("SEC"), including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 31, 2025. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. LGL Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

The LGL Group, Inc.

(407) 298-2000

info@lglgroup.com

The LGL Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2025	2024	2025	2024
Revenues:
Net sales	$661	$650	$1,650	$1,573
Net investment income	442	531	1,287	1,568
Net gains (losses)	5	(2)	13	(6)
Total revenues	1,108	1,179	2,950	3,135
Expenses:
Manufacturing cost of sales	312	368	760	786
Engineering, selling and administrative	676	673	2,060	1,895
Total expenses	988	1,041	2,820	2,681
Income from operations before income taxes	120	138	130	454
Income tax (benefit) expense	(674)	48	(632)	160
Net income	794	90	762	294
Less: Net income attributable to non-controlling interests	22	18	47	64
Net income attributable to LGL Group common stockholders	$772	$72	$715	$230

Income per common share attributable to LGL Group common stockholders:
Basic	$0.15	$0.01	$0.13	$0.04
Diluted	$0.14	$0.01	$0.13	$0.04

Weighted average shares outstanding:
Basic	5,312,797	5,352,937	5,356,726	5,352,937
Diluted	5,649,743	5,531,969	5,679,322	5,543,795

The LGL Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	September 30, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$41,571	$41,585
Marketable securities	30	17
Accounts receivable, net of reserves of $52 and $52, respectively	460	493
Inventories, net	268	267
Prepaid expenses and other current assets	517	280
Total current assets	42,846	42,642
Right-of-use lease assets	257	308
Intangible assets, net	20	36
Deferred income tax assets	161	159
Total assets	$43,284	$43,145

Liabilities:
Total current liabilities	1,081	904
Non-current liabilities	297	1,001
Total liabilities	1,378	1,905

Stockholders' equity:
Total LGL Group stockholders' equity	39,849	39,230
Non-controlling interests	2,057	2,010
Total stockholders' equity	41,906	41,240
Total liabilities and stockholders' equity	$43,284	$43,145

The LGL Group, Inc.

Segment Results

(Unaudited)

	Three Months Ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Revenues:
Electronic Instruments	$661	$650	$11	1.7%
Merchant Investment	274	318	(44)	-13.8%
Corporate	173	211	(38)	-18.0%
Total revenues	1,108	1,179	(71)	-6.0%

Expenses:
Electronic Instruments	557	606	(49)	-8.1%
Merchant Investment	145	90	55	61.1%
Corporate	286	345	(59)	-17.1%
Total expenses	988	1,041	(53)	-5.1%

Income (loss) from operations before income taxes:
Electronic Instruments	104	44	60	136.4%
Merchant Investment	129	228	(99)	-43.4%
Corporate	(113)	(134)	21	-15.7%
Income from operations before income taxes	120	138	(18)	-13.0%
Income tax (benefit) expense	(674)	48	(722)	-1,504.2%
Net income	794	90	704	782.2%
Less: Net income attributable to non-controlling interests	22	18	4	22.2%
Net income attributable to LGL Group common stockholders	$772	$72	$700	972.2%

The LGL Group, Inc.

Segment Results

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Revenues:
Electronic Instruments	$1,650	$1,573	$77	4.9%
Merchant Investment	783	922	(139)	-15.1%
Corporate	517	640	(123)	-19.2%
Total revenues	2,950	3,135	(185)	-5.9%

Expenses:
Electronic Instruments	1,459	1,453	6	0.4%
Merchant Investment	353	217	136	62.7%
Corporate	1,008	1,011	(3)	-0.3%
Total expenses	2,820	2,681	139	5.2%

Income (loss) from operations before income taxes:
Electronic Instruments	191	120	71	59.2%
Merchant Investment	430	705	(275)	-39.0%
Corporate	(491)	(371)	(120)	32.3%
Income from operations before income taxes	130	454	(324)	-71.4%
Income tax (benefit) expense	(632)	160	(792)	-495.0%
Net income	762	294	468	159.2%
Less: Net income attributable to non-controlling interests	47	64	(17)	-26.6%
Net income attributable to LGL Group common stockholders	$715	$230	$485	210.9%